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EXHIBIT 10.1 Employment Agreement dated March 14, 2005 between Citizens First
Corporation and Mary Cohron and First Amendment to Employment Agreement dated March 17, 2005

                              EMPLOYMENT AGREEMENT

         This EMPLOYMENT AGREEMENT, made and effective as of this January 1, 2005, by and between CITIZENS FIRST CORPORATION, a Kentucky corporation ("Employer"), and MARY COHRON, an individual ("Cohron").
         WHEREAS, the parties hereto entered into that certain Employment Agreement dated September 14, 1998 and that certain First Amendment to
Employment Agreement dated November 3, 1998; and
         WHEREAS, the parties desire to enter into a new Employment Agreement which shall supercede the previous Employment Agreement as amended as of January 1, 2005.
         NOW, THEREFORE, for and in consideration of the mutual terms, conditions and benefits to be obtained by the parties to this Employment Agreement, the receipt and sufficiency of which the parties hereby acknowledge, Employer and Cohron agree as follows:
        1. EMPLOYMENT. Employer hereby employs Cohron, and Cohron hereby accepts employment with Employer, as the President and Chief Executive Officer of Employer and of any banking institution established by the Employer in its capacity as a Bank Holding Company. Such positions are hereinafter collectively referred to as "the Position."
        2.TERM OF EMPLOYMENT.
     A. This Employment Agreement shall commence on and be effective as of January 1, 2005 (the "Commencement Date"), and continue through December
31, 2008, subject to renewal and to termination in accordance with the terms of this Employment Agreement. On January 1, 2008, this Employment Agreement will be automatically renewed for a new three year term, subject to renewal and to termination in accordance with the terms of this Employment Agreement, unless either Employer, by action of its Board of Directors, or Cohron gives written notice to the other party hereto at least 60 days prior to the renewal date that it does not intend to renew this Employment Agreement. Cohron's initial term of employment and any subsequent renewal thereof shall hereinafter be referred to as the "Term." If this Employment Agreement is not renewed as specified herein, all of Cohron's rights to compensation and fringe benefits shall terminate at the end of the Term.
   3. RESPONSIBILITIES IN POSITION. Except for illness, and reasonable vacation periods as hereinafter provided and reasonable involvement in civic affairs and in organizations which benefit, promote or complement the interests of Employer, and except as otherwise provided in this Employment Agreement, or as approved by the
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     Board of Directors of Employer,  Cohron shall devote  substantially  all of her business time, attention, skill and efforts to the faithful performance of her duties hereunder and in the Position, and shall use her best efforts, skill and experience to promote the business, interests and welfare of Employer. Cohron shall not, without the consent of the Board of Directors of Employer, be engaged in any other business activity, whether or not such activity is pursued for gain, profit or pecuniary advantage.

      4. SPECIFIC DESCRIPTION OF AUTHORITY. Cohron is hereby employed in the Position, and she shall have, exercise and carry out the authorities, powers, duties and responsibilities conferred upon persons occupying each of the capacities contained in the Position by the Bylaws of Employer, as such Bylaws are from time to time in effect, and shall observe such directions and restrictions as the Board of Directors of Employer may from time to time confer or impose upon her. In the absence of specific directions, Cohron shall have the following duties, responsibilities and authorities with respect to Employer:
                  A. She shall have complete charge of the day-to-day management, operation and supervision of its business and of any banking institution established by the Employer in its capacity as a Bank Holding Company;
                  B. She shall be in charge of all officers and employees associated with it or with any banking institution established by the Employer in its capacity as a Bank Holding Company;
                  C. She shall discharge all of those duties and responsibilities customarily discharged by a President and Chief Executive Officer of a banking institution and shall have all of the powers and authorities customarily conferred upon an individual holding such offices, including, without limitation, the authority to formulate policies and administer its business, including the business of any banking institution which it might organize, subject to the policies and directions from time to time adopted or given by its Board of Directors;
                  D. She shall have the general management and control of its business activity;
            E. She and those working under her supervision, acting with her authority, shall have the responsibility and authority to hire, appoint, discipline and dismiss all of its employees and shall have the general supervision of all of its employees and officers including those employees and officers associated with any banking institution that it might organize;
            F. She shall be responsible for carrying out such other acts and duties, not otherwise specified herein, as shall be necessary for the management of its business, as its Board of Directors shall from time to time direct.

   5. COMPENSATION. Cohron's salary shall be at the annualized rate established by Employer's Board
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of Directors at the commencement of each calendar year that the Employment
Agreement is in effect and must be set forth in a resolution of the Board of Directors, duly adopted by the Board of Directors, and properly reflected in the minutes of the Board of Directors. Any purported agreement for additional compensation or for an adjustment in compensation which is not so evidenced by a written resolution of Employer's Board of Directors shall not be enforceable, and shall be of no force or effect whatsoever. Cohron's salary, as established by the Board of Directors, shall be paid in equal bi-weekly installments.

         6. REIMBURSEMENT. Employer will reimburse Cohron for all reasonable and necessary expenses incurred by her in carrying out her duties under this Employment Agreement; provided that such expenses shall be incurred by her only pursuant to the policies and procedures of Employer's Board of Directors, from time to time in effect, and that all such expenses must be reasonable and necessary expenses incurred by her solely for the purpose of carrying out her duties under this Employment Agreement. Cohron shall present to Employer from time to time an itemized account of such expenses in such form as may be required by Employer's Board of Directors. Any such itemized account shall be subject to approval by Employer's Board of Directors.

   7. VACATION AND SICK LEAVE. Cohron shall be entitled to five weeks of vacation annually. Cohron shall be responsible for arranging to have other officers of Employer discharge her duties and responsibilities during any vacation period. Vacation shall be taken only at those times during which such vacation will be calculated to cause a minimum of disruption in the business of Employer. At least five days of vacation must be taken consecutively each year.
         Cohron shall additionally be entitled to 12 days of paid sick leave annually except that if Cohron becomes entitled to receive benefits under any disability policy provided by the Employer, all rights to sick leave compensation shall end at that time. Sick leave shall only be taken if Cohron is incapacitated by illness or injury from performing her duties in the Position and shall not be utilized as additional vacation time.

     8. ACCRUAL. Unused vacation time shall not accrue from year to year. Sick leave may be carried over from year to year, but Cohron agrees that she will not be compensated for any unused sick leave upon termination of this Employment Agreement.

     9. EMPLOYEE BENEFITS. Cohron shall be entitled to participate in all employee benefit programs conferred by Employer, from time to time, upon its other executive officers, including the following:
    A. The right to participate in any health insurance program established by Employer;
    B. The right to participate in any profit sharing plan, pension plan, or other incentive
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program, retirement benefit plan or similar program established by Employer; provided, that Cohron must be a "qualified participant," as defined in the legal documentation establishing such plans;
                  C. The right to participate in any life insurance plan, short-term disability plan, or long-term disability plan established by the Employer.
                  D. The right to participate in any bonus plan or stock option plan established by Employer in its sole discretion.

  10. ANNUAL EVALUATION. At least annually, the Employer shall devote a portion of one meeting of the Employer's Board of Directors to an evaluation of Cohron's performance as measured against specific goals and objectives as established by the Employer. If Cohron is a member of the Board of Directors, she shall not be permitted to attend that part of any meeting at which her evaluation is being considered without invitation by a majority of the other Board members.

   11. TERMINATION. Cohron's employment under the terms of this Employment Agreement may be terminated by Employer's Board of Directors (and, if Cohron is a member of such Board of Directors, she shall not be permitted to vote on such issue, or to attend without invitation by a majority of the other Board members, the meeting of such Board of Directors at which such issue is being considered) at any time during the Term, if such Board of Directors reasonably, properly, and in good faith determines by majority vote of the entire Board of Directors (excluding Cohron) that any of the following causes for terminating Cohron's employment exist:
                  A. Cohron has appropriated to her personal use funds, rights or property of Employer or of any of the customers of Employer;
                  B. Cohron has engaged in any other act of substantial
dishonesty in the performance of her duties or responsibilities;
                  C. Cohron has, in any substantial respects, failed to
discharge her duties and responsibilities in the Position,
and fails or refuses to correct such failings within thirty (30) days of receipt of written notice to her from the Employer's Board of Directors of the failings, which such notice shall specifically describe Cohron's failings and the steps required to remedy same;
                  D. Cohron is engaging in competition with Employer in any
manner or in activities harmful to the business of Employer;
                  E. Cohron is using alcohol, drugs or similar substances in an illegal manner;
                  F. Cohron has become "disabled" or "incompetent," as
hereinafter defined in this Employment Agreement;
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                 G. Cohron is convicted of a felony, or of a substantial
misdemeanor involving moral turpitude;
                 H. For any reason, Employer or any banking institution which it might organize is unable to procure upon Cohron a substantial fidelity bond, or a bonding company refuses to issue a bondto Employer or any banking institution which it might organize if Cohron is employed in the Position;
                  I. Cohron is guilty of gross professional misconduct, or of a gross breach of this Employment Agreement of such a serious nature as would reasonably render her service entirely unacceptable to reasonable persons in the position of the Employer's Board of Directors.
         If its Board of Directors reasonably, properly, and in good faith determines that any one or more of the above causes for terminating Cohron's employment exists, then Employer may, by giving Cohron 60 days written notice of its intention to terminate Cohron's employment, terminate this Employment Agreement, the Term, and Cohron's employment, and all rights, duties and obligations of the parties under this Employment Agreement. Cohron shall be entitled to receive all compensation and fringe benefits, hereinabove provided for, for such period of 60 days, plus any accrued vacation time, plus any rights to any fringe benefits or other compensation hereinabove described in this Employment Agreement which accrue during such period of 60 days. Nevertheless, although Cohron shall be entitled to her compensation and fringe benefits for such period, such Board of Directors may, if it, in its discretion deems it prudent to do so, terminate Cohron's employment, effective on the date when such notice is given. Any of the following provisions of this Employment Agreement to the contrary notwithstanding (including those dealing with termination pay), Cohron shall not be entitled to any further compensation of any kind or nature whatsoever following such termination.

   12. TERMINATION OTHERWISE. Cohron's employment may be terminated, upon delivery to Cohron of 60 days notice of termination, at any time during the Term, with or without cause, if the Employer's Board of Directors, for any reason whatsoever, determines by majority vote of the entire Board of Directors (excluding Cohron) that such employment should be terminated. It is understood that Cohron has no continuing right to employment by Employer, and that Employer may, therefore, terminate Cohron's employment at any time of its choosing, and for any reasons which are satisfactory to it. If notice is delivered pursuant to this Paragraph 12 that Cohron's employment is terminated, then Cohron shall be entitled to receive all compensation and fringe benefits to which she is otherwise entitled (and which would otherwise accrue) under this Employment Agreement during the period of 60 days following delivery of such notice. At the conclusion of such period of 60 days, Cohron's
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employment  in  the  Position  shall  be  terminated  and  the  only  rights  to compensation and fringe benefits which Cohron shall thereafter have under this Employment Agreement shall be: (a) the right to receive from Employer, on the next scheduled salary payment date, the value of fringe benefits accruing to Cohron under this Agreement as of the effective date of the termination (subject to the terms and conditions of any plan or agreement pursuant to which such benefits are made available) and (b) the right to receive from Employer the total amount of the salary, at the annual rate then in effect, equal to the number of months of Cohron's service under the Term but in no event to exceed twelve (12) months (such total amount being referred to as "Severance Pay") . For purposes of this Paragraph 12, the Term shall begin anew on each occasion that this Employment Agreement is renewed.

  13. VOLUNTARY TERMINATION. Cohron may terminate her employment in the Position, and this Employment Agreement, at any time during the Term, provided that she shall give to the Employer's Board of Directors at least 60 days written notice of such termination. Any of the above provisions of this Employment Agreement to the contrary notwithstanding, if Cohron shall voluntarily terminate her employment in the Position and this Employment Agreement at any time during the Term, then all rights to compensation and fringe benefits shall terminate as of the effective date of such termination; provided, however, that Cohron shall be entitled to receive payment for any accrued vacation.

  14. DEATH OF COHRON. Cohron's death shall terminate the Term and Cohron's employment and shall terminate all of Cohron's rights to all salary, compensation and fringe benefits effective as of the date of such death.

  15. DISABILITY. Cohron shall be deemed to be "disabled" or shall be deemed to be suffering from a "disability" under the provisions of this Employment Agreement if a competent physician, acceptable to Cohron and Employer, states in writing that it is such physician's opinion that Cohron will be permanently
(or for a continuous period of four (4) calendar months) unable to perform a substantial number of the usual and customary duties of Cohron's employment. In the event Cohron and Employer are unable to agree upon such a suitable physician for the purposes of making such a determination, then Cohron and Employer shall each select a physician, and such two physicians as selected by Employer and Cohron shall select a third physician who shall make the determination, and the determination made by such third physician shall be binding upon Cohron and Employer. It is further agreed that if a guardian is appointed for Cohron's person, or a conservator or curator is appointed for Cohron's estate, or she is adjudicated "incompetent" or is suffering or operating under a mental "disability" by a court of appropriate jurisdiction, then Cohron shall be deemed to be "disabled" for all purposes under this Employment Agreement. In the event Cohron becomes "disabled," as defined in this Paragraph 15, then her employment and all
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rights to compensation and fringe benefits shall terminate effective as of the date of such disability determination.

  16. FAITHFULNESS. Cohron shall diligently employ herself in the Position and in the business of Employer and shall be faithful to Employer in all transactions relating to it and its business and shall give, whenever required, a true account to the Board of Directors of all business transactions arising out of or connected with Employer and its business, and shall not, without first obtaining the consent of the Board of Directors, employ either her interest in Employer, or her interests in this Employment Agreement or the capital or credit of Employer for any purposes other than those of Employer. Cohron shall keep the Board of Directors fully informed of all work for and transactions on behalf of Employer. She shall not, except in accordance with regular policies of the Board of Directors from time to time in effect, borrow money in the name of Employer, use collateral owned by Employer as security for loans or lease or dispose of or in any way deal with any of the property, assets or interests of Employer other than in connection with the proper conduct of the business of Employer.

  17. NONASSIGNABILITY. Neither this Agreement, nor any rights or interests hereunder, shall be assignable by Employer, or by Cohron, her beneficiaries or legal representatives, without the prior written consent of the other party. All services to be performed hereunder by Cohron must be personally performed by her.

  18. CONSOLIDATION. MERGER OR SALE OF ASSET. Nothing in this Employment Agreement shall preclude Employer from consolidating or merging into or with, or transferring all or substantially all of its assets to another bank or corporation which assumes this Employment Agreement and all obligations and undertakings of it hereunder. Upon such a consolidation, merger or transfer of assets and assumption, "Employer, " as used herein, shall mean such other bank or corporation, as the case may be, and this Employment Agreement shall continue in full force and effect.

  19. BINDING EFFECT. This Employment Agreement shall be binding upon, and shall inure to the benefit of Employer and its successors and assigns, and Cohron and her heirs, executors, administrators and personal representatives.

  20. AMENDMENT OF AGREEMENT. This Employment Agreement may not be amended or modified except by an instrument in writing signed by the parties hereto.

  21. WAIVER. No term or condition of this Employment Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Employment Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed to be a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the
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specific term or condition  waived,  and shall not constitute a waiver of such term or condition in the future or as to any act other than that specifically waived.

  22. SEVERABILITY. If for any reason any provision of this Employment Agreement is held invalid, such invalidity shall not affect any other provision of this Employment Agreement not held invalid, and each such other provision shall, to the full extent consistent with law, continue in full force and effect. If any provisions of this Employment Agreement shall be invalid in part, such partial invalidity shall in no way affect the rest of such provision not held invalid, and the rest of such provision, together with all other provisions of this Employment Agreement, shall, to the extent consistent with law, continue in full force and effect.

 23. TRADE SECRETS. Cohron shall not, at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation, in any manner whatsoever, any information concerning any matters affecting or relating to Employer, including, without limiting the generality of the foregoing, any information concerning any of its customers, its manner of operation, its plans, process or other data, without regard to whether all or any part of the foregoing matters will be deemed confidential, material or important, as the parties hereto stipulate that as between them, the same are important, material and confidential and gravely affect the effective and successful conduct of the business and goodwill of Employer, and that any breach of the terms of this Paragraph 23 shall be a substantial and material breach of this Employment Agreement. All terms of this Paragraph 23 shall remain in full force and effect after the termination of Cohron's employment and of this Employment Agreement. Cohron acknowledges that it is necessary and proper that Employer preserves and protects its proprietary rights and unique, confidential and special information and goodwill, and the confidential nature of its business and of the affairs of its customers, and that it is therefore appropriate that Employer prevent Cohron from engaging in any breach of the provisions of this Paragraph 23. Cohron, therefore, agrees that a violation by Cohron of the terms of this Paragraph 23 would result in irreparable and continuing injury to Employer, for which there might well be no adequate remedy at law. Therefore in the event Cohron shall fail to comply with the provisions of this Paragraph 23, Employer shall be entitled to such injunctive and other relief as may be necessary or appropriate to cause Cohron to comply with the provisions of this Paragraph 23, and to recover, in addition to such relief, its reasonable costs and attorney's fees incurred in obtaining same. Such right to injunctive relief shall be in addition to, and not in lieu of, such rights to damages or other remedies as Employer shall be entitled to receive.

  24. COVENANT NOT TO COMPETE. Should this Agreement be terminated for any reason by Employer or Cohron during the Term, Cohron covenants and agrees that she will not directly or indirectly engage or participate in
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the  operation  of a banking  institution  or enter the employ of, or render any personal services to, or receive remuneration in the form of salary, commissions or otherwise, from any business operating a banking institution within the geographical limits of Warren County, Kentucky and all counties adjoining Warren County, Kentucky for a period of one year following the date of termination of the Agreement.

    25. ENTIRE AGREEMENT. This Employment Agreement contains the entire agreement between the parties with respect to Cohron's employment by Employer. Each of the parties acknowledges that the other party has made no agreements or representations with respect to the subject matter of this Employment Agreement other than those hereinabove specifically set forth in this Employment Agreement.
         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of March 14,2005.

                           CITIZENS FIRST CORPORATION

                            BY: ___/s/ Floyd  H. Ellis___________________
                                   /s/ Mary Cohron
                             ---------------------------------------
                                       MARY COHRON


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                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

         This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT, made and entered into as of this 17th day of March, 2005, by and between CITIZENS FIRST CORPORATION, a Kentucky corporation ("Employer"), and MARY COHRON, an individual ("Cohron").
         For and in consideration of the mutual terms, conditions and benefits to be obtained by the parties to this First Amendment to Employment Agreement, the receipt and sufficiency of which the parties hereby acknowledge, Employer and Cohron agree to amend the Employment Agreement between them dated January 1, 2005 as follows:
         Employer and Cohron hereby revoke Paragraph 12 of the Employment Agreement and replace this paragraph with the following language:
          12. Termination Otherwise. Cohron's employment may be terminated, upon delivery to Cohron of 60 days notice of termination, at any time during the Term, with or without cause, if the Employer's Board of Directors, for any reason whatsoever, determines by majority vote of the entire Board of Directors (excluding Cohron) that such employment should be terminated. It is understood that Cohron has no continuing right to employment by Employer, and that Employer may, therefore, terminate Cohron's employment at any time of its choosing, and for any reasons which are satisfactory to it. If notice is delivered pursuant to this Paragraph 12 that Cohron's employment is terminated, then Cohron shall be entitled to receive all compensation and fringe benefits to which she is otherwise entitled (and which would otherwise accrue) under this Employment Agreement during the period of 60 days following delivery of such notice. At the conclusion of such period of 60 days, Cohron's employment in the Position shall be terminated and the only rights to compensation and fringe benefits which Cohron shall thereafter have under this Employment Agreement shall be: (a) the right to receive from Employer, on the next scheduled salary payment date, the value of fringe benefits accruing to Cohron under this Agreement as of the effective date of the termination (subject to the terms and conditions of any plan or agreement pursuant to which such benefits are made available) and (b) the right to receive from Employer the total amount of the salary, at the annual rate then in effect, equal to twelve (12) months (such total amount being referred to as "Severance Pay").
         All other terms and conditions contained in the January 1, 2005 Employment Agreement remain unchanged and in full force and effect.
         IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Employment Agreement as of the day and year first above written.
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                           CITIZENS FIRST CORPORATION

                      BY: ______/s/ Floyd H. Ellis_______________
                                /s/Mary Cohron
                        --------------------------------------
                                      MARY COHRON
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